Exhibit 21

List of Subsidiaries


Wink Davis Equipment Company, Inc., Georgia
Todd Motion Controls, Inc., Winston-Salem, North Carolina
Speizman Yarn Equipment, Inc., Charlotte, North Carolina
Speizman Canada, Inc.
Speizman de Mexico S.A. de C.V.